Exhibit 99.1

CONTACT: Gar Jackson Director Investor Relations
(714) 414-4049
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR ANNOUNCES
APPOINTMENT OF INTERIM CHIEF FINANCIAL OFFICER
ANAHEIM, CA/November 29, 2007 — Pacific Sunwear of California, Inc. (NASDAQ:PSUN) today announced that Michael L. Henry, Vice President and Controller, has been appointed Interim Chief Financial Officer of the Company. He replaces Gerald M. Chaney, who has resigned as the Company’s Senior Vice President, Chief Financial Officer and Secretary.
Sally Frame Kasaks, Chief Executive Officer of the Company, stated “I am grateful to Gerry Chaney for his services to PacSun over the last three years, and wish him the best. I look forward to working with Mike Henry, who has served the Company for more than seven years.”
The Company plans to undertake a search for a permanent Chief Financial Officer.
About Pacific Sunwear of California, Inc.
Pacific Sunwear, currently operating under three distinct retail concepts, is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of November 3, 2007, the Company operated 838 PacSun stores, 119 PacSun Outlet stores, 154 demo stores and 9 One Thousand Steps stores for a total of 1,120 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com, merchandise carried at demo stores can be found at www.demostores.com and information about One Thousand Steps can be found at www.onethousandsteps.com. On October 24, 2007, the Company announced that it would be seeking strategic alternatives for its demo division and would be closing down its One Thousand Steps division as soon as practical.
3450 East Miraloma, Anaheim, CA 92806